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                                                                    EXHIBIT 12.1

                     THE COCA-COLA COMPANY AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (IN MILLIONS, EXCEPT RATIOS)

                                                    Three Months
                                                        Ended
                                                      March 31,              YEAR ENDED DECEMBER 31,
                                                    ------------  ---------------------------------------------------
                                                        2001       2000       1999       1998       1997       1996
                                                    ------------  -------   --------   --------   --------   --------
Earnings:

   Income before income taxes and changes
   in accounting principles                           $  1,247    $ 3,399   $  3,819   $  5,198   $  6,055   $  4,596

   Fixed charges                                           101        489        386        320        300        324

   Adjustments:
          Capitalized interest, net                         (2)       (11)       (18)       (17)       (17)        (7)

          Equity income or loss, net of dividends           53        380        292         31       (108)       (89)
                                                      --------    -------   --------   --------   --------   --------

     Adjusted earnings                                $  1,399    $ 4,257   $  4,479   $  5,532   $  6,230   $  4,824
                                                      ========    =======   ========   ========   ========   ========



Fixed charges:

   Gross interest incurred                            $     93    $   458   $    355   $    294   $    275   $    293

   Interest portion of rent expense                          8         31         31         26         25         31
                                                      --------    -------   --------   --------   --------   --------

     Total fixed charges                              $    101    $   489   $    386   $    320   $    300   $    324
                                                      --------    -------   --------   --------   --------   --------


Ratios of earnings to fixed charges                       13.9        8.7       11.6       17.3       20.8       14.9
                                                      ========    =======   ========   ========   ========   ========

At March 31, 2001, the registrant was contingently liable for guarantees of indebtedness owed by third parties in the amount of $367 million. Fixed charges for these contingent liabilities have not been included in the computations of the above ratios as the amounts are immaterial and, in the opinion of management, it is not probable that the registrant will be required to satisfy the guarantees.